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                      June 30, 2020

       Brian Moon
       Chief Financial Officer
       GL Brands, Inc.
       3939 Beltline Road, Suite 350
       Addison, Texas 75001

                                                        Re: GL Brands, Inc.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2019
                                                            Filed November 14,
2019
                                                            File No. 000-55687
                                                            Response Dated
March 6, 2020

       Dear Mr. Moon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences